CUSTODY AGREEMENT

Funds to be Serviced Under the Custody Agreement as of December 19, 2005

Amerigo Fund

Clermont Fund

Berolina Fund

Descartes Fund

Liahona Fund

ADVISORONE FUNDS

FIRST NATIONAL BANK OF OMAHA

By:__/s/ W. Patrick Clarke_____                        By:__/s/ John Lenihan______________

W. Patrick Clarke, President

               John Lenihan, Senior Trust Officer